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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM 8-K
                                   CURRENT REPORT



Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934.



Date of Report (Date of earliest event reported):      May 21, 1999


                              HICKORY TECH CORPORATION
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               (Exact name of registrant as specified in its charter)



             Minnesota                 0-13721               41-1524393
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    (State or other jurisdiction     (Commission            (IRS Employer
        of incorporation)            File Number)        Identification No.)




221 East Hickory Street, P.O. Box 3248, Mankato, MN                  56002-3248
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(Address of principal executive offices)                              (Zip code)




Registrant's telephone number including area code            (800) 326-5789
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ITEM 5. OTHER EVENTS.

On May 12, 1999, Hickory Tech Corporation (the Company) sold 100% of its ownership units in Midwest Wireless Communications L.L.C. (MWC), headquartered in Mankato, Minnesota. The Company held a 6.4% equity interest in the southern Minnesota rural cellular limited liability company. The ownership units were transferred to MWC and subsequently retired.

The investment in MWC was acquired by the Company through capital investments in 1988 and 1989 in three rural cellular partnerships (RSAs). The three RSAs, along with two additional RSAs and a MSA (metropolitan statistical area) combined operations in 1996 to form MWC. The Company accounted for this investment under equity method and carried a balance of $3,557,000 on the date of sale. The proportional share of MWC net income recorded in Other Income of the Company's Consolidated Statements of Income was $365,000 for the first quarter of 1999 and $1,026,000 for the calendar year 1998.

There will be no personnel changes at the Company as a result of the sale. The Company expects to apply the after-tax proceeds of approximately $8,769,000 as a reduction of its long-term debt and for capital expenditures associated with its pending cellular acquisition.

The Company sold its minority interest in the "multi-owner" MWC organization because MWC's operations were not strategic to those of the Company. Since the Company's acquisition of 100% ownership of cellular property in 1998 (Minnesota RSA 10) and its pending acquisition of cellular property in the metropolitan Minneapolis/St. Paul area (Minneapolis MSA 15 A2-McElroy Property), the Company has migrated to a controlling interest preference in its wireless telephone plans.

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                                     SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date:      May 21, 1999
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                        HICKORY TECH CORPORATION

                   By    /s/ Robert D. Alton, Jr.
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                        Robert D. Alton, Jr., Chief Executive Officer



                   By    /s/  David A. Christensen
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                        David A. Christensen, Chief Financial Officer